March 29, 2018

American Pension Investors Trust

2303 Yorktown Avenue

Lynchburg, VA    24501-2146

Ladies and Gentlemen:

We have acted as counsel to the American Pension Investors Trust (the “Trust”), a Massachusetts Business Trust, and its separate series, Yorktown Mid Cap Fund (the “Acquiring Fund”) in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-222854), and the Investment Company Act of 1940, as amended (File No. 811-04262), relating to the acquisition by the Acquiring Fund of the assets of the Poplar Forest Outliers Fund (the “Acquired Fund”), a series of the Advisors Series Trust, a Delaware statutory trust, as described in the Registration Statement and the Form of Agreement and Plan of Reorganization (the “Agreement”), a copy of which is included as Appendix A to Part A of the Registration Statement.

We have examined the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) dated January 23, 1985, the Bylaws of the Trust, the Registration Statement as filed with the Securities and Exchange Commission (the “SEC”), the actions of the Trustees to authorize the issuance of the Shares, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as certified copies, which we have not independently verified.

Based upon the foregoing, we are of the opinion that:

1.	The Trust has been duly organized and is a validly existing under the laws of The Commonwealth of Massachusetts as a trust with transferable shares of the type commonly called a Massachusetts business trust.

2.	The Acquiring Fund’s shares registered under the Securities Act, when issued in accordance with the terms of the Registration Statement in connection with the transfer of the assets of the Acquired Fund pursuant to the terms of the Agreement, will be validly issued, fully paid and, except as described in the following paragraph, non-assessable by the Trust.

Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust and permits that a notice of such disclaimer be given in each agreement, obligation or instrument that the Trust or its trustees enter into or execute. The Declaration of Trust provides for indemnification by the Trust out of Trust property for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his being or having been a shareholder. Thus, the risk

American Pension Investors Trust

March 29, 2018

of a shareholder’s incurring financial loss on account of being a shareholder is limited to circumstances in which a court refuses to recognize Massachusetts law concerning limited liability of shareholders under a Massachusetts business trust, the Trust is unable to meet its obligations and the complaining party is held not to be bound by the disclaimer in the Declaration of Trust.

This opinion is limited to the present laws of The Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP

(W0316347)